Morris Publishing Group Announces Retirement of Jim Currow and
Appointment of Derek May as Executive Vice President

Augusta, Ga., May 2– Morris Publishing Group today announced the retirement of Executive Vice President James C. Currow and the appointment of Derek J. May as the new executive vice president effective Friday, May 6.

As Executive Vice President of the Morris Publishing Group, Mr. Currow, 67, has served as the chief operating officer, overseeing the company’s 13 daily newspapers, 27 non-daily publications and Skirt! magazines.

“Jim Currow’s leadership and management of our newspapers have been remarkable,” Chairman William S. (Billy) Morris III said. “He has accomplished major results and improvement in our company. He has brought several outstanding executives into our company and has led with vision, purpose and success.”

Mr. Currow said, “It’s been a great 13 years. I have loved my job and the people I have worked with, and I have thoroughly enjoyed working for the Morris family. I leave many outstanding executives that I have had a hand in recruiting or developing, including Derek May, and I’m pleased to be able to leave the company in good shape. I am excited about beginning the next chapter in my life.”

Mr. Currow plans to resume his earlier business in executive recruitment, and he will continue in a consulting role with Morris Publishing.

Mr. May, 42, has been with the Morris group for 22 years, serving in many line and management capacities including technology, circulation, advertising sales and news in a number of Morris markets. He is a former publisher of the St. Augustine Record, and most recently has served as assistant to the president for Morris Publishing Group President William S. (Will) Morris IV.

“Derek is the right person for the job in this time of intense change,” Will Morris said. “We face many challenges in today’s economic environment. Our customers – both consumers and businesses – are moving to digital solutions, and Derek is especially well equipped to lead our company’s transitions in operations, advertising sales and audience development."

“I’m honored and excited to have this opportunity,” Mr. May said. “I look forward to working with the great people of Morris Publishing to build a bright future for the company.”

About Morris Publishing

Morris Publishing Group, LLC, is a privately held media company based in Augusta, Ga. Morris Publishing currently owns and operates 13 daily newspapers as well as nondaily newspapers, city magazines and free community publications in the Southeast, Midwest, Southwest and Alaska.

The Company has a concentrated presence in the Southeast, with four signature holdings: The Florida Times-Union (Jacksonville), The Augusta Chronicle, the Savannah (Ga.) Morning News and the Athens (Ga.) Banner-Herald.

Morris Publishing Group's other nine daily newspapers are: Amarillo (Texas) Globe-News; Bluffton (S.C.) Today; Brainerd (Minn.) Dispatch; Juneau (Alaska) Empire; Log Cabin Democrat, Conway, Ark.; Lubbock (Texas) Avalanche-Journal; Peninsula Clarion, Kenai, Alaska; The St. Augustine (Fla.) Record; The Topeka (Kan.) Capital-Journal.